                                                               Exhibit 10.15




                                 LOAN AGREEMENT

                                     between

                                  ITRON, INC.,

                                  as Borrower,

                                       and

             BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION

                                       and

                         U.S. BANK NATIONAL ASSOCIATION,

                                   as Lenders,

                                       and

             BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION,

                                    as Agent.

                   Dated as of the 30th day of September, 1998

                                TABLE OF CONTENTS

ARTICLE 1 - DEFINITIONS....................................................   1

   1.1    CERTAIN DEFINED TERMS............................................   1
   1.2    ACCOUNTING TERMS.................................................  11

ARTICLE 2 - THE CREDIT.....................................................  12

   2.1    THE REVOLVING CREDIT.............................................  12
   2.2    MANNER OF BORROWING..............................................  12
   2.3    REPAYMENT OF PRINCIPAL...........................................  12
   2.4    INTEREST.........................................................  13
   2.5    CONVERSION/CONTINUATION..........................................  13
   2.6    PROMISSORY NOTES.................................................  14
   2.7    PREPAYMENT.......................................................  14
   2.8    MANNER OF PAYMENTS; COMPUTATIONS.................................  15
   2.9    FEES.............................................................  15
   2.10   SHARING OF PAYMENTS, ETC.........................................  17
   2.11   LETTERS OF CREDIT................................................  17
   2.12   COLLATERAL.......................................................  17

ARTICLE 3 - THE EFFECTIVE DATE; CONDITIONS PRECEDENT TO LENDING............  17

   3.1    CONDITIONS PRECEDENT TO EFFECTIVE DATE...........................  17
   3.2    CONDITIONS TO ALL LOANS AND TO REFINANCING.......................  18

ARTICLE 4 - REPRESENTATIONS AND WARRANTIES OF BORROWER.....................  18

   4.1    CORPORATE EXISTENCE AND POWER....................................  19
   4.2    CORPORATE AUTHORIZATION..........................................  19
   4.3    GOVERNMENT APPROVALS, ETC........................................  19
   4.4    BINDING OBLIGATIONS, ETC.........................................  19
   4.5    LITIGATION.......................................................  19
   4.6    FINANCIAL CONDITION..............................................  20
   4.7    TITLE AND LIENS..................................................  20
   4.8    TAXES............................................................  21
   4.9    OTHER AGREEMENTS.................................................  21
   4.10   FEDERAL RESERVE REGULATIONS......................................  21
   4.11   ERISA............................................................  21
   4.12   SUBSIDIARIES.....................................................  22
   4.13   REPRESENTATIONS AS A WHOLE.......................................  22
   4.14   YEAR 2000 COMPLIANCE.............................................  22

ARTICLE 5 - AFFIRMATIVE COVENANTS OF BORROWER..............................  22

   5.1    USE OF PROCEEDS..................................................  23
   5.2    PRESERVATION OF CORPORATE EXISTENCE, ETC.........................  23
   5.4    KEEPING OF BOOKS AND RECORDS.....................................  24
   5.5    MAINTENANCE OF PROPERTY, ETC.....................................  24
   5.6    COMPLIANCE WITH LAWS, ETC........................................  24
   5.7    OTHER OBLIGATIONS................................................  24
   5.8    INSURANCE........................................................  24
   5.9    FINANCIAL INFORMATION............................................  26
   5.10   NOTIFICATION.....................................................  26
   5.11   ADDITIONAL PAYMENTS; ADDITIONAL ACTS.............................  27
   5.12   WORKING CAPITAL..................................................  27
   5.13   TOTAL DEBT TO TANGIBLE CAPITAL RATIO.............................  27




ARTICLE 6 - NEGATIVE COVENANTS OV BORROWER.................................  28

   6.1    LIQUIDATION, MERGER, SALE OF ASSETS..............................  28
   6.2    INDEBTEDNESS, GUARANTIES, ETC....................................  28
   6.3    LIENS............................................................  29
   6.4    OPERATIONS.......................................................  29
   6.5    PERMISSIBLE LOANS................................................  30
   6.6    CONTRACTS........................................................  30
   6.7    SECURITIES.......................................................  30
   6.8    ERISA COMPLIANCE.................................................  30
   6.9    PAYMENTS ON SUBORDINATED DEBT; PREPAYMENTS OF INDEBTEDNESS.......  30

ARTICLE 7 - EVENTS OF DEFAULT..............................................  32

   7.1    EVENTS OF DEFAULT................................................  32

ARTICLE 8 - AGENT..........................................................  35

   8.1    AUTHORIZATION AND ACTION.........................................  35
   8.2    DUTIES AND OBLIGATIONS...........................................  35
   8.3    DEALINGS BETWEEN AGENT AND BORROWER..............................  35
   8.4    LENDER CREDIT DECISION...........................................  36
   8.5    INDEMNIFICATION..................................................  36
   8.6    SUCCESSOR AGENT..................................................  36
   8.7    RISK PARTICIPATION...............................................  36

ARTICLE 9 - MISCELLANEOUS..................................................  37

   9.1    NO WAIVER; REMEDIES CUMULATIVE...................................  37
   9.2    GOVERNING LAW....................................................  37
   9.3    CONSENT TO JURISDICTION; WAIVER OF IMMUNITIES....................  37
   9.4    NOTICES..........................................................  37
   9.5    ASSIGNMENT.......................................................  37
   9.6    SEVERABILITY.....................................................  38
   9.7    INDEMNIFICATION..................................................  38
   9.8    CONDITIONS NOT FULFILLED.........................................  39
   9.9    ENTIRE AGREEMENTA AMENDMENT......................................  39
   9.10   CONFLICTING AGREEMENTS...........................................  39
   9.11   ORAL AGREEMENTS..................................................  39

EXHIBITS:..................................................................  41

   EXHIBIT A -FORM OF NOTICE OF BORROWING..................................  41
   EXHIBIT B -FORM OF NOTICE OF REFINANCING................................  41
   EXHIBIT C -FORM OF REVOLVING NOTE.......................................  41
   EXHIBIT D -LIST OF SUBSIDIARIES.........................................  41
   EXHIBIT E -FORM OF SUBSIDIARY GUARANTY..................................  41
   EXHIBIT F -COMMITMENT AMOUNTS...........................................  41
   EXHIBIT G -FORM OF COMPLIANCE CERTIFICATE...............................  41
   EXHIBIT H -FORM OF BORROWING BASE CERTIFICATE...........................  41
   EXHIBIT I -PREPAYMENT FEE CALCULATION...................................  41

LOAN AGREEMENT

         THIS LOAN AGREEMENT (this "Agreement") is dated as of September 30, 1998, between BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION, a national banking association, and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as Lenders, BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION as agent for Lenders ("Agent"), and ITRON, INC., as Borrower, and renews, restates, and replaces the Loan Agreement between the parties (Bank of America National Trust and Savings Association being the successor by merger to Bank of America NW, N.A., and U.S. Bank National Association having substituted as a Lender for Washington Trust Bank) dated July 1, 1996 (as subsequently amended, the "Prior Loan Agreement"). For mutual consideration, Lenders, Borrower, and Agent enter into this Agreement.

ARTICLE 1
DEFINITIONS

         1.1      CERTAIN DEFINED TERMS

                  As used in this Agreement, the following terms have the following meanings, which apply to both the singular and plural forms of the terms defined:

                  "ACCOUNT" means all accounts, as such term is defined in the Uniform Commercial Code of Washington, of Borrower or a Subsidiary of Borrower.

                  "ACCOUNT DEBTOR" means any person or entity who is or who may become obligated under, or on account of, an Account.

                  "AGENT" means Bank of America National Trust and Savings Association in its capacity as agent for Lenders.

                  "AGENT-RELATED PERSONS" means Bank of America and any successor agent arising under Section 8.6, together with their respective affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such persons, entities and affiliates.

                  "APPLICABLE INTEREST PERIOD" means, with respect to any Loan, the period commencing on the date such Loan was made pursuant to Section 2.2 or converted or continued pursuant to Section 2.5 and ending:

                  (a) At the end of the Commitment Period in the case of a Base Rate Loan;

                  (b) one, two, three or six months thereafter in the case of a LIBOR Loan as specified in the Notice of Borrowing or Notice of Refinancing given by Borrower in respect of such Loan;

PROVIDED, HOWEVER, that no Applicable Interest Period may end later than the expiration of the Commitment Period.

                  "APPLICABLE INTEREST RATE" means, for each Loan (or portion of a Loan), the Base Rate or the LIBOR Rate as designated by Borrower and specified in the Notice of Borrowing or the Notice of Refinancing given with respect to that Loan (or portion of a Loan) or as otherwise determined pursuant to Section 2.5.

                  "ATTORNEY COSTS" means and includes all reasonable fees and disbursements of any law firm or other external counsel, the allocated cost of internal legal services and all disbursements of internal counsel.

                  "AVAILABLE COMMITMENT" as to each Lender shall mean (A) the lesser of its Pro Rata Share of the Commitment or its Pro Rata Share of the Borrowing Base, minus (B) its Pro Rata Share of all outstanding Loans (including as Loans the outstanding principal amount of all Letters of Credit).

                  "BASE RATE" means an interest rate per annum equal to the sum of (1) the Base Rate Spread, plus (2) the higher of:

                  (A) the rate of interest publicly announced from time to time by Bank of America National Trust and Savings Association ("BofA") in San Francisco, California, as its "Reference Rate." The Reference Rate is set based on various factors, including BofA's costs and desired return, general economic conditions, and other factors, and is used as a reference point for pricing some loans. BofA may price loans to its customers at, above, or below the Reference Rate. Any change in the Reference Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Reference Rate; or

                  (B) the sum of 0.50% plus the "Federal Funds" rate, as quoted by Garvin Guybutler on page 5 of Telerate on such day (or if said broker or Telerate shall cease to quote or report the "Federal Funds" rate, the "Federal Funds" rate shall be as quoted by another broker and as reported on any other electronic or printed medium selected by Agent), changing as such "Federal Funds" rate changes.

         For purposes hereof, the term "Base Rate Spread" shall be as set forth below depending upon the ratio of Total Debt to EBITDA, which ratio shall be determined on a trailing four-quarter basis as shown on the most recent Compliance Certificate delivered by Borrower (subject to verification of calculations on such Compliance Certificate by Agent). Any change in the ratio, as reflected in a newly-delivered Compliance Certificate, causing the Base Rate Spread to increase or decrease, shall become effective on the date the Compliance Certificate is received by Agent, and shall change the Base Rate Spread on each Base Rate Loan outstanding, in addition to each Base Rate Loan subsequently created. If the Compliance Certificate is not delivered to Agent by the date required under Section 5.9(c), the Base Rate Spread shall immediately increase to 2.00% above the Base Rate Spread otherwise in effect until delivery of a new Compliance Certificate occurs:

                  --------------------------------------- -----------------
                  TOTAL DEBT TO EBITDA                    BASE RATE SPREAD
                  --------------------------------------- -----------------
                        > 5.95                            2.25%
                  --------------------------------------- -----------------
                        > 5.00 but < = 5.95                2.0%
                  --------------------------------------- -----------------
                        > 4.25 but < = 5.00                1.5%
                  --------------------------------------- -----------------
                        > 3.75 but < = 4.25                1.00%
                  --------------------------------------- -----------------
                        > 3.25 but < = 3.75                0.50%
                  --------------------------------------- -----------------
                        > 2.25 but < = 3.25                0.25%
                  --------------------------------------- -----------------
                        < = 2.25                           0.00%
                  --------------------------------------- -----------------

                  "BASE RATE LOAN" means a Loan bearing interest at the Base
Rate.

                  "BORROWER" means Itron, Inc., a Washington corporation, and any Successor.

                  "BORROWING BASE" means the sum of (a) 75% of the value of all Eligible Accounts, plus (b) 30% of the value of all Unbilled Accounts, plus (c) the lesser of $12,000,000 or 40% of the value of all Eligible Inventory, valued at the lower of cost or market.

                  "BORROWING BASE CERTIFICATE" means a certificate duly executed by the chief financial officer or treasurer of Borrower, substantially in the form of Exhibit H attached.

                  "BUSINESS DAY" means a day, other than Saturday or Sunday, on which banks are open for business in Seattle, Washington, and San Francisco, California.

                  "CHANGE OF CONTROL" means the acquisition by any person or entity, or any two or more persons or entities acting in concert, of beneficial ownership (within the meaning of Rule 13d3 of the Securities and Exchange Commission) of outstanding shares of voting stock of Borrower representing more than 50% of voting control of Borrower, which person(s) or entity(ies) currently have beneficial ownership of 50% or less of the outstanding voting shares of voting stock of Borrower.

                  "CODE" means the Internal Revenue Code of 1986, as amended from time to time.

                  "COLLATERAL" has the meaning defined in Section 2.12.

                  "COMMITMENT" shall mean, as to each Lender, the sum set forth next to such Lender's name on Exhibit F attached and, as to Lenders together, the amount set forth as "Total Commitment" on Exhibit F attached. Borrower may reduce the Commitment, in minimum increments of $1,000,000, upon five Business Days' notice to Agent, so long as the combined outstanding balance of all Loans (including Letters of Credit, and unreimbursed draws under Letters of Credit) does not exceed the reduced Available Commitment amount.

                  "COMMITMENT PERIOD" has the meaning defined in Section 2.

                  "COMPLIANCE CERTIFICATE" shall mean a certificate substantially in the form of Exhibit G attached, signed by the chief executive officer, chief financial officer, or other principal financial officer of Borrower.

                  "CONTROLLED GROUP" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with Borrower, are treated as a single employer under Section 414(b) or 41 4(c) of the Code.

                  "EBITDA" has the meaning defined in Section 5.13.

                  "EFFECTIVE DATE" means September 30, 1998.

                  "ELIGIBLE ACCOUNTS" means, at the time of any determination thereof, any Account of Borrower or a Subsidiary of Borrower as to which each of the following requirements has been met to the satisfaction of the Agent:

                           (a)      Borrower or such Subsidiary has lawful and
absolute title to such Account and such Account is, in Borrower's reasonable judgment, collectible in the ordinary course of business;

                           (b)      Such Account is not subject to a bona fide
dispute, setoff, counterclaim or other claim or defense on the part of any person or entity (including the Account Debtor of the Account) denying liability under such Account;

                           (c)      Such Account is not subject to any Lien
in favor of any person or entity, except Liens permitted by Section 6.3;

                           (d)      Such Account is a bona fide Account (which
with respect to an Account arising FROM a sale of goods, was created as a result of a sale on an absolute basis and not on consignment, approval, or sale-and-return basis) of Borrower or a Subsidiary of Borrower arising in the ordinary course of such entity's business and which:

                                    (i)     if an Account arising from the
sale of goods covers goods which have been shipped or delivered and on which have been taken all other actions necessary to create a binding obligation on the part of the Account Debtor on such Account;

                                    (ii)    if an Account relating to the
furnishing of services, covers services which have been performed and completed and on which have been taken all other actions necessary to create a binding obligation on the part of the Account Debtor on such Account;

                           (e)      The Account Debtor on such Account is not:

                                    (i)     Borrower or a Subsidiary of
Borrower;

                                    (ii)    located outside the United States
or its territories; or

                                    (iii)   to the best of Borrower's
knowledge the subject of any reorganization, bankruptcy, receivership, custodianship, insolvency. or other proceeding analogous to those described in Section 7.1 (f), (g), or (h); original due date; and

                           (f)      Such Account is not outstanding more than
120 days past its

                           (g)      Such Account is the subject of a first
priority perfected security interest in favor of Agent as agent for Lenders, securing the obligations of Borrower under the Loan Documents.

                  ELIGIBLE INVENTORY" means, at the time of any determination thereof, each item of Inventory (for purposes of this definition, an "Item") of Borrower or a Subsidiary of Borrower acquired in the ordinary course of business and as to which each of the following requirements has been fulfilled to the satisfaction of Agent:

                           (a)      The Item is located in the continental
United States;

                           (b)      The Item does not consist of:

                                    (i)     An Item in the custody of third
parties for processing or manufacture, including any Item the sale or delivery of which has constituted an "Unbilled Account" as set forth in any Borrowing Base Certificate;

                                    (ii)    An Item in Borrower's or such
Subsidiary's possession but intended by Borrower or such Subsidiary for return to the supplier thereof;

                                    (iii)   An Item belonging to third parties
that has been consigned to Borrower or such Subsidiary, or to another Person for the account of Borrower or such Subsidiary, or is otherwise in the custody or possession of Borrower or such Subsidiary, or such other Person for account of Borrower or such Subsidiary; or

                                    (iv)    An Item in Borrower's or such
Subsidiary's custody or possession on a sale-on approval or sale-or-return basis or subject to any other repurchase or return agreement; or

                                    (v)     An Item consisting of work in
process, or consisting of raw materials or finished goods which have not met Borrower's material review board standards, or have been set aside as potentially defective pending or pursuant to Borrower's material review board inspection;

                           (c)     The Item is not unsalable, obsolete,
damaged, or otherwise unfit for sale or consumption in the normal course of business of Borrower or such Subsidiary;

                           (d)     The Item is not subject to any Lien in
favor of any person or entity, except for Liens permitted under Section 6.3;
and

                           (e)     The Item is subject to a first priority
perfected security interest in favor of Agent as agent for Lenders, securing the obligations of Borrower under the Loan Documents.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended

                  "EVENT OF DEFAULT" has the meaning defined in Section 7.1.

                  "GOVERNMENT APPROVAL" means an approval, permit, license, authorization, certificate, or consent of any Governmental Authority.

                  "GOVERNMENTAL AUTHORITY" means the government of the United States or any State or any foreign country or any political subdivision of any thereof or any branch, department, agency, instrumentality, court, tribunal or regulatory authority which constitutes a part or exercises any sovereign power of any of the foregoing.

                  "INDEBTEDNESS" means for any person (i) all items of indebtedness or liability (except capital, surplus, deferred credits and reserves, as such) which would be included in determining total liabilities as shown on the liability side of a balance sheet as of the date as of which indebtedness is determined, (ii) indebtedness secured by any Lien, whether or not such indebtedness shall have been assumed, (iii) any other indebtedness or liability, including but not limited to indebtedness or liability for borrowed money or for the deferred purchase price of property or services, for which such person is directly or contingently liable as obligor, guarantor, or otherwise, including but not limited to performance guaranties and surety bond obligations, or in respect of which such person otherwise assures a creditor against loss, and (iv) any other obligations of such person under leases which shall have been or should be recorded as capital leases.

                  "INVENTORY" means all inventory, as such term is defined in the Uniform Commercial Code of Washington, of Borrower or a Subsidiary of Borrower.

                  "LENDERS" mean Bank of America National Trust and Savings Association (in its separate capacity, "Bank of America") and U.S. National Association, and any Successors.

                  "LETTER(S) OF CREDIT" shall have the meaning given in
Section 2.11 of the Agreement.

                  "LIBOR LOAN" means any portion of a Loan bearing interest at the LIBOR Rate.

                  "LIBOR RATE" shall mean, with respect to any LIBOR Loan for any Applicable Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the sum of (a) the LIBOR Spread and
(b) the product of (i) the Euro-dollar Rate in effect for such Applicable Interest Period and (ii) Euro-dollar Reserves in effect on the first day of such Applicable Interest Period.

         For purposes hereof, the term "LIBOR Spread" shall be as set forth below depending upon the ratio of Total Debt to EBITDA, which ratio shall be determined on a trailing four-quarter basis as shown on the most recent Compliance Certificate delivered by Borrower (subject to verification of calculations on such Compliance Certificate by Agent). Any change in the ratio, as reflected in a newly-delivered Compliance Certificate, causing the LIBOR Spread to increase or decrease, shall become effective on the date the Compliance Certificate is received by Agent, and shall change the LIBOR Spread on each LIBOR Loan outstanding, in addition to each LIBOR Loan subsequently created. If the Compliance Certificate is not delivered to Agent by the date required under Section 5.9(c), the LIBOR Spread shall immediately increase to 2.00% above the LIBOR Rate Spread otherwise in effect until delivery of a new Compliance Certificate occurs:

                 --------------------------------------------------------
                 TOTAL DEBT TO EBITDA                   BASE RATE SPREAD
                 -------------------------------------- -----------------
                       > 5.95                           3.50%
                 -------------------------------------- -----------------
                       > 5.00 but < = 5.95              3.25%
                 -------------------------------------- -----------------
                       > 4.25 but < = 5.00              2.75%
                 -------------------------------------- -----------------
                       > 3.75 but < = 4.25              2.25%
                 -------------------------------------- -----------------
                       > 3.25 but < = 3.75              1.75%
                 -------------------------------------- -----------------
                       > 2.25 but < = 3.25              1.50%
                 -------------------------------------- -----------------
                       < = 2.25                         1.00%
                 -------------------------------------- -----------------

         For purposes hereof, the term "Euro-dollar Rate" shall be determined on the basis of the lower of (a) the offered rate for deposits in U.S. Dollars for the Applicable Interest Period commencing on the first day of such Applicable Interest Period (the "Reset Date") which appears on the display designated as the "LIBO" page on the Reuter Monitor Money Rates Service (or such other page as may replace the LIBO page on that service for the purpose of displaying London interbank offered rates of major banks) as of

11:00 a.m., London time, on the day that is two Business Days preceding the Reset Date, or (b) the British Bankers' Association interest settlement rate at 11:00 a.m., London time, on the day that is two Business Days preceding the Reset Date, as reported on page 3750 of Telerate Systems, Inc. under the U.S. dollar column. If at least two such offered rates appear on either service's screen LIBO page, the Euro-dollar Rate in respect of that Reset Date will be based on the arithmetic means of such offered rates. If no such rate is available, the Euro-dollar Rate will be determined on the basis of the rates at which deposits in U.S. Dollars are offered by four major banks (selected by Agent) in the London interbank market at approximately 11:00 a.m., London time, on the day that is two Business Days preceding the Reset Date to prime banks in the London interbank market for the Applicable Interest Period. Agent will request the principal London office of each of the four banks to provide a quotation of its rate. The Euro-dollar Rate will be the arithmetic means of the quotations.

         For purposes hereof, the term "Euro-dollar Reserves" means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including, without limitation, any special, supplemental, marginal or emergency reserves) expressed as a decimal established by the Board of Governors of the Federal Reserve System and any other banking authority to which Agent is subject, for Eurocurrency Liability (as defined in Regulation D of such Board of Governors). Euro-dollar Reserves shall be adjusted automatically on and as of the effective date of any char reserve percentage.

                  "LIEN" means, for any person, any security interest, pledge, mortgage, charge, assignment, hypothecation, encumbrance, attachment, garnishment, execution or other voluntary or involuntary lien upon or affecting the revenues of such person or any real or personal property in which such person has or hereafter acquires any interest, EXCEPT (i) liens for Taxes which are not delinquent or which remain payable without penalty or the validity or amount of which is being contested in good faith by appropriate proceedings upon stay of execution of the enforcement thereof; 60 liens imposed by law (such as mechanics' liens) incurred in good faith in the ordinary course of business which are not delinquent or which remain payable without penalty or-the validity or amount of which is being contested in good faith by appropriate proceedings upon stay of execution of the enforcement thereof; and (iii) deposits or pledges under workmen's compensation, unemployment insurance, social security or other similar laws or made to secure the performance of bids, tenders, contracts (except for repayment of borrowed money), or leases, or to secure statutory obligations or surety or appeal bonds or to secure indemnity, performance or other similar bonds given in the ordinary course of business.

                  "LOAN" means a loan by Lenders to Borrower pursuant to Article
2. Each Lender's Pro Rata Share of the Letters of Credit shall be deemed an outstanding "Loan" by such Lender for purposes of calculating fees under Section
2.9 of the Agreement, for purposes of calculating availability under Section 2.1 of the Agreement, and for all other purposes under the Agreement other than the calculation of interest. Any amount drawn under the Letters of Credit, and not reimbursed to Agent on the same Business Day, shall be deemed a Base Rate Loan under the Agreement.

                  "LOAN DOCUMENTS" means this Agreement, the Notes, all security agreements and other documents, agreements and instruments entered into with regard to this Agreement, and all amendments, modifications and renewals to those documents.

                  "MATERIAL SUBSIDIARY" means any Subsidiary which, because of its size or the nature of its business, is material to the business, operations or financial condition of the enterprise comprised of Borrower and its Subsidiaries taken as a whole. The Subsidiaries that are Material Subsidiaries as of the Effective Date are described on Exhibit D.

                  "NOTE" AND "NOTES" have the meaning defined in Section 2.6.

                  "NOTICE OF BORROWING" has the meaning defined in Section
 2.2 and shall be in the form attached hereto as Exhibit A.

                  "NOTICE OF REFINANCING" has the meaning defined in
Section 2.5 and shall be in the form attached hereto as Exhibit B.

                  "OUTSOURCING CONTRACTS" means contracts or arrangements in which Borrower, either directly or through Subsidiaries, performs meter reading and other services for a utility in return for a scheduled amount over a period of time, either directly or through joint ventures with utilities and other industry participants.

                  "PAYMENT ADDRESS" means "GPO - Agency Administrative Services #5596, 1850 Gateway Boulevard, Concord, California 94520, Reference: ltron;" or such other location as Agent shall notify Borrower and Lenders by a notice given in compliance with Section 9.4.

                  "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

                  "PENSION PLAN" OR "PLAN" shall mean, at any time, an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and is either (a) maintained by Borrower or any member of a Controlled Group for employees of Borrower or any member of such Controlled Group, or (b) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which Borrower or any member of a Controlled Group is then making or accruing an obligation to make contributions or has within the preceding 5 plan years made contributions.

                  "POTENTIAL EVENT OF DEFAULT" means an act, action or event set forth in Article 7 which would constitute an Event of Default except that the notice required by Article 7 has not been given or the cure period set forth in
Article 7 has not expired.

                  "PRO RATA SHARE" means 65% as to Bank of America, and 35% as to U.S. Bank

                  "SUBORDINATED DEBT" means Indebtedness for borrowed money of Borrower which shall have been subordinated to the Loans and other obligations of Borrower under the Loan Documents, on terms and conditions which provide, in form satisfactory to Agent, that no payments may be made by Borrower in respect of such Indebtedness at any time when an Event of Default or Potential Event of Default shall have occurred and be continuing.

                  "SUBSIDIARY" means any corporation of which a majority (by number of shares or by number of votes) of any class of outstanding capital stock normally entitled to vote for the election of one or more directors (regardless of any contingency which does or may suspend or dilute the voting rights of such class) is at such time owned directly or indirectly by Borrower or one or more subsidiaries.

                  "SUCCESSOR" means, for any corporation or banking association, any successor by merger or consolidation, or by acquisition of substantially all of the assets of the predecessor.

                  "TANGIBLE CAPITAL" has the meaning defined in Section 5.13.

                  "TOTAL DEBT" has the meaning defined in Section 5.13.

                  "TURNKEY CONTRACTS" means contracts between Borrower or a Subsidiary and third parties for the purchase of meter reading systems, where such Borrower or Subsidiary remains responsible for installation of the system, and the customer's obligation to pay and responsibility to operate the system occurs upon installation and/or acceptance of the system.

                  "UNBILLED ACCOUNTS" means Accounts which otherwise meet all requirements of Eligible Accounts, except that they represent Accounts not yet due because goods that have been shipped to generate such Account, while having been shipped to a purchaser's location, are awaiting installation or acceptance, and job completion.

                  "UNFUNDED VESTED LIABILITIES" means, with respect to any Plan, at any time, the amount (if any) by which (a) the present value of all vested nonforfeitable benefits under such Plan exceeds (b) the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of Borrower or any member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.

1.2      ACCOUNTING TERMS

                  Except as otherwise provided herein, accounting terms no specifically defined shall be construed, and all accounting procedures shall be performed, in accordance with generally accepted United States accounting principles consistently applied.

ARTICLE 2
THE CREDIT

         2.1      THE REVOLVING CREDIT

                  Each Lender severally agrees on the terms and conditions of this Agreement to make revolving loans to Borrower (the "Loans") from time to time on Business Days during the period beginning on the Effective Date and ending on September 30, 1999, or such earlier date as the Commitment may be terminated pursuant to Section 7.2 (the "Commitment Period"), PROVIDED that after giving effect to any such Loan or the issuance of any Letter of Credit pursuant to Section 2.11, the aggregate unpaid principal amount of all such Loans made by such Lender shall not exceed at any time such Lender's Pro Rata Share of the Available Commitment. The Loans described in this Section 2.1 constitute a revolving credit and, subject to the terms and conditions hereof, within the amount and time specified, Borrower may pay, prepay and reborrow. Each Loan requested by Borrower under this Section 2.1 shall be in an amount (for both Lenders combined) of not less than $250,000 if such Loan or advance is a Base Rate Loan and not less than $500,000 if such Loan is a LIBOR Loan.

         2.2      MANNER OF BORROWING

                  Borrower shall give Agent at least same Business Day's written notice (by telecopy or otherwise) of each intended borrowing of a Base Rate Loan, and at least three (3) Business Day's written notice (by telecopy or otherwise) of each intended borrowing of a LIBOR Loan. Each such notice (herein a "Notice of Borrowing") shall be in the form of Exhibit A and shall specify the date of the intended borrowing, and the initial Applicable Interest Rate and Applicable Interest Period selected by Borrower in respect of the anticipated Loan. Each Notice of Borrowing shall be effective upon receipt, except that notices received by Agent after 10:30 a.m., Seattle time, on a Business Day shall be deemed to be received on the immediately succeeding Business Day. All such notices shall be irrevocable and shall constitute a representation and warranty by Borrower that as of the date of the notice the statements set forth in Article 4 hereof are true and correct and that no Event of Default or Potential Event of Default shall have occurred and be continuing. On receipt of such Notice of Borrowing, Agent shall promptly (on the same day, if possible) notify each Lender by telephone (confirmed promptly by telex or telecopy), telex or telecopy of the information set forth in the Notice of Borrowing. Each Lender shall before 12:00 p.m. Seattle time on the specified date of borrowing pay such Lender's Pro Rata Share of the requested borrowing in immediately available funds to Agent at its Payment Address. Upon fulfillment to Agent's satisfaction of the applicable conditions set forth in Article 3, and after receipt by Agent of such funds, Agent will make such funds available to Borrower. All Loans outstanding under the Prior Loan Agreement shall immediately upon the Effective Date be deemed Loans under this Agreement, with the same payment terms and Interest Period as then in effect, but with the LIBOR Spread increased to that applicable under this Agreement.

                  Each Lender may, at its option, fund its own Commitment hereunder notwithstanding any default by the other Lender in advancing its Commitment. In such event, Agent shall thereafter take such disproportionate funding into account in allocating principal and interest repayments to Lenders. The foregoing right of a Lender to advance funds in spite of the other Lender's default shall not prejudice or limit in any respect the rights of such Lender or Borrower against the defaulting Lender.

         2.3      REPAYMENT OF PRINCIPAL

                  Borrower shall repay to Lender the principal amount of the Loans on or before the last day of the Commitment Period. On each date when the aggregate outstanding principal amount of the

Loans (including outstanding Letters of Credit) exceeds the Borrowing Base, Borrower shall make a prepayment of the Loans in an amount equal to such excess.

         2.4      INTEREST

                           (a)     Borrower agrees to pay interest on the
unpaid principal amount of each Loan from the date of the Loan until the end of the Commitment Period at the Applicable Interest Rate and thereafter at a rate which is two (2) percentage points per annum above the Applicable Interest Rate (changing as the Applicable Interest Rate changes). Accrued but unpaid interest on each Loan shall be paid (i) as to Base Rate Loans, on the first day of each calendar month for the period ending on the last day of the preceding calendar month, and 00 as to LIBOR Loans, on the last day of the Applicable Interest Period and, for Applicable Interest Periods longer than three months, also on the day three months after the first day of the ' Applicable Interest Period. Notwithstanding the foregoing, accrued interest on any Loan shall be payable on demand after the occurrence and during continuation of an Event of Default.

                           (b) In the event, and on each occasion, that Agent
shall have determined (which determination shall be conclusive and binding) that the LIBOR Rate cannot be ascertained for any reason (including, without limitation, the inability or failure of Agent to obtain sufficient bids in accordance with the terms of the definition of the LIBOR Rate) or Agent shall determine that due to a change in the financial markets not specifically related to the unique funding capabilities of either Lender the LIBOR Rate will not adequately and fairly reflect the cost to Lenders of making or maintaining the principal amount of a LIBOR Loan during the Applicable Interest Period for such LIBOR Loan, Lender shall, as soon as practicable thereafter, give notice of such determination to Borrower and any request for a LIBOR Loan pursuant to Section 2.2 or for conversion to or continuation of a LIBOR Loan pursuant to Section 2.5 shall be deemed to be a request for a Base Rate Loan.

         2.5      CONVERSION/CONTINUATION

                           (a)     Subject to the limitations as to amount
and time set forth in the definitions of "Applicable Interest Rate" and "Applicable Interest Period," Borrower shall have the option (i) to convert all or a portion of any LIBOR Loan or Base Rate Loan to a Loan bearing interest at a different permissible reference rate, with availability of such alternative rate at the sole discretion of Lenders, or 00 at the expiration of the Applicable Interest Period for a LIBOR Loan, to continue such Loan as a LIBOR Loan for a new Applicable Interest Period; PROVIDED, however, (x) no outstanding Loan may be continued as, or be converted into, a LIBOR Loan when any Potential Event of Default or Event of Default has occurred and is continuing and (y) a LIBOR Loan may only be converted at the conclusion of an Applicable Interest Period.

                           (b)     At any time Borrower wishes to cause a
conversion or continuation of a Loan pursuant to Paragraph (a) above, Borrower shall deliver (by telecopy or otherwise) a written notice of refinancing (herein a "Notice of Refinancing") in the form of Exhibit B hereto to Agent no later than 10:30 a.m., Seattle time, on a Business Day at least as far in advance of such desired conversion or continuation as would be required if the Loan as converted or continued were being originally made pursuant to
Section 2.2. The Notice of Refinancing shall specify: (i) the proposed conversion/continuation date (which shall be a Business Day), (ii) the amount of the Loan to be converted/continued, (iii) the nature of the proposed conversion or continuation, and (iv) in the case of a conversion to, or continuation of, a LIBOR Loan, the new Applicable Interest Period. A Notice of Refinancing shall be irrevocable and Borrower shall be bound to convert or continue in accordance therewith.

                           (c)     In the event that at the conclusion of an
Applicable Interest Period for a LIBOR Loan, Borrower has not furnished a Notice of Refinancing complying with the terms of this Agreement or, if at such time, Borrower is not entitled to convert a Loan to, or continue it as, a LIBOR Loan, such Loan shall as of the last day of the expiring Applicable Interest Period be deemed to have been converted to a Base Rate Loan.

         2.6      PROMISSORY NOTES

                  Borrower shall execute and deliver to each Lender on or prior to the Effective Date, a promissory note (for each Lender, the "Note", and, collectively, the "Notes") in the principal amount of such Lender's commitment and otherwise substantially in the form of Exhibit C hereto.

         2.7      PREPAYMENT

                  (a) Any portion of the principal of a Loan may be paid prior to its maturity (herein a "prepayment"). Any prepayment of principal shall be accompanied by all accrued but unpaid interest on the principal amount prepaid. Absent a designation by Borrower and in any event during the continuance of an Event of Default, prepayments shall be applied to such Loans as shall be designated by Agent, in its sole discretion.

                  (b) No fee shall be assessed in connection with the prepayment of a Base Rate Loan. If a LIBOR Loan is paid prior to the end of the Applicable Interest Period, Borrower shall pay a premium on the date of such payment in an amount determined pursuant to Exhibit 1 hereto. Such premiums shall apply in all circumstances where principal on a LIBOR Loan is paid prior to the end of the Applicable Interest Period, regardless of whether such payment is voluntary or mandatory (including but not limited to prepayments required in connection with a voluntary reduction of the Commitment by Borrower) or the result of Agent's collection efforts.

         2.8      MANNER OF PAYMENTS; COMPUTATIONS.

                  (a) Borrower shall have on deposit on the day of any scheduled payments hereunder sufficient funds in Borrower's Bank of America checking account no. 67130-500 to make such scheduled payments of principal, interest and/or fees on the Loans and Commitments as those amounts become due for payment hereunder and under the related documents. Agent shall give Borrower written notice of the expected amount of interest on LIBOR Loans at least five Business Days prior to the date of each scheduled payment thereof, but will give same-day fax notice of the expected amount of interest payments on Base Rate Loans. All scheduled payments of principal, interest and/or fees due hereunder by Borrower to Lender shall be made by charging such amounts against Borrower's aforesaid checking account after 10:30 a.m., Seattle time, on the day on which such payments shall become due. All other amounts payable hereunder by Borrower to Agent or Lenders shall be made by paying the same in United States Dollars and in immediately available funds to Agent at its Payment Address not later than 12:00 p.m., Seattle time, on the date on which such payment shall become due.

                  (b) In addition to the scheduled payment withdrawal authorization set out in paragraph (a) above, Borrower hereby authorizes Agent and each Lender, if and to the extent any payment is not promptly made pursuant to this Agreement or any Note and an Event of Default exists, to charge from time to time against any or all of the accounts of Borrower with Agent or Lenders any amount due hereunder or under any Note.

                  (c) All computations of fees and of Base Rate Loan interest shall be made on the basis of a year of 365 or 366 days and all computations of interest on LIBOR Loans shall be made on the basis of a year of 360 days, in either case, for the actual number of days (including the first day but excluding the last dav) occurring in the period for which such interest or fees are payable.

                  (d) Whenever any payment hereunder or under any Note shall be stated to be due or whenever the last day of any Applicable Interest Period would otherwise occur on a day other than a Business Day, such payment shall be made and the last day of such Applicable Interest Period shall occur on the next succeeding Business Day and such extension of time shall in such case be included in the computation of payment of interest or commitment fees, as the case may be; PROVIDED, HOWEVER, in the case of an interest payment due at the end of an Applicable Interest Period on a LIBOR Loan, if such next succeeding Business Day is the first Business Day of a calendar month, such interest payment shall be made on the next preceding Business Day.

         2.9      FEES

                  (a) Borrower agrees to pay to Agent for the account of Lenders a commitment fee computed quarterly in arrears, as follows, to be paid fifteen days after the end of each quarter (and upon the expiration of the Commitment Period, if such expiration should occur on a day other than the end of a quarter): 0.50% per annum on the actual daily unused amount of such Lender's Pro Rata Share of the Commitment during the preceding quarter. "Unused amount" shall mean the daily difference between (i) the Commitment, and (ii) the sum of all Loans outstanding plus all Letters of Credit outstanding;

                  (b) to pay to Agent for the account of Lenders an amendment fee of $70,000.00; and

                  (c) to pay to Agent for Agent's own account the fees set forth in the fee letter dated August 26, 1998, from Susan C. Hayes to David G. Remington.

         2.10     SHARING OF PAYMENTS, ETC.

                  If any Lender shall obtain any payment from Borrower (whether voluntary or involuntary through the exercise of any right of setoff or otherwise) in excess of its Pro Rata Share of all payments due Lenders hereunder, such Lender shall hold such excess payment in trust for Agent and shall forthwith remit the same to Agent for distribution to Lenders in accordance with their Pro Rata Shares.

         2.11     LETTERS OF CREDIT

                  Upon Borrower's execution of Agent's standard form Application and Agreement for Standby Letter of Credit, and upon at least four Business Days' written notice to Agent, Agent shall issue irrevocable standby letters of credit (the "Letters of Credit") in an aggregate amount of up to $10,000,000 (provided that (a) each Letter of Credit shall be in a minimum amount of $1,000,000, and (b) no Letter of Credit shall be issued if it would cause the aggregate amount of all Letters of Credit outstanding, plus all Loans outstanding, to exceed the Available Commitment), to beneficiaries to be specified by Borrower, with tenors not to extend beyond September 30, 1999. The rights and obligations of Borrower as account party and Agent as issuer of each Letter of Credit shall be governed by, and construed in accordance with, the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500 ("UCP"), and with the Uniform Commercial Code as enacted in Washington (RCW 62A.5-1 01, ET SEQ.) to the extent not inconsistent with the UCP. Borrower shall pay a fee to Agent, for the account of Lenders, equal to a percentage of the face amount of the Letter of Credit equal to the LIBOR Spread then in effect, calculated on a per annum basis, for issuance of the Letter of Credit, payable quarterly in arrears on the last Business Day of each June, September, December, and March.

         2.12     COLLATERAL

                  Borrower and each of its Subsidiaries have granted or shall grant to Agent, as agent for Lenders, a first-lien security interest in each such entity's Accounts, Inventory, and related collateral described in security agreements satisfactory to Lenders (the "Collateral"), to secure all obligations of Borrower under this Agreement, the Notes and the other Loan Documents.

ARTICLE 3
THE EFFECTIVE DATE; CONDITIONS PRECEDENT TO LENDING

         3.1      Conditions Precedent to Effective Date

                  In addition to the conditions set forth in Section 3.2, the obligation of Lenders to make the initial Loan is subject to fulfillment of the following conditions on or prior to the Effective Date:

                  (a) LOAN DOCUMENTS. Agent shall have received all of the following Loan Documents, each duly executed and delivered by the respective parties thereto, and satisfactory to Agent and each Lender in form and substance:

                           (i)      this Agreement;

                           (ii)     the Notes; and

                           (iii)    Certificate signed by the chief executive
officer, chief financial officer or other principal financial officer of Borrower, certifying compliance as of the Effective Date with Sections 3.2(b) and (c) hereof.

                  (b) CORPORATE CERTIFICATES. Agent shall have received all of the following, each satisfactory to Agent and the Lenders in form and substance:

                           (i)      Certified copies of the articles of
incorporation and bylaws of Borrower;

                           (ii)     Certificate of good standing issued by
the Secretary of the State of Washington with respect to Borrower;

                           (iii)    Certified copy of resolution adopted
by the board of directors of Borrower authorizing the execution, delivery and performance by Borrower of this Agreement and the Notes;

                           (iv)     Incumbency  certificates  describing  the
office and identifying the specimen signatures of the individuals signing the Loan Documents on behalf of Borrower.

                  (c) OTHER INFORMATION. Agent shall have received such other statements, opinions, certificates, documents and information with respect to the matters contemplated by this Agreement as it or any Lender may reasonably request.

         3.2      CONDITIONS TO ALL LOANS AND TO REFINANCING

                  The obligation of Lenders to fund any Loans hereunder, or to permit any refinancing pursuant to Section 2.5, is subject to fulfillment of the following conditions:

                  (a) NOTICE OF BORROWING OR REFINANCING. Agent shall have received the Notice of Borrowing or Notice of Refinancing, as the case may be, in respect of such Loan.

                  (b) NO DEFAULT. At the date of the Loan or the refinancing, no Potential Event of Default or Event of Default shall have occurred and be continuing or will occur as a result of the making of the Loans; and the representations of' Borrower in Article 4 shall be true on and as of such date with the same force and effect as if made on and as of such date. .

                  (c) COMPLIANCE WITH QUARTERLY FINANCIAL COVENANTS. At the end of the last calendar quarter preceding such Loan or refinancing, Borrower and its consolidated Subsidiaries were in compliance with Sections
5.12 and 5.13 (applying such covenants as if the Loans being requested were outstanding as of the end of such calendar quarter) and, since the end of such calendar quarter, neither Borrower nor any consolidated Subsidiary has redeemed any equity or repaid any Subordinated Debt which, if they had occurred immediately prior to the end of the calendar quarter, would have resulted in a violation of Sections 5.12 or 5.13.

                  (d) CONDITIONS TO THE EFFECTIVE DATE. All conditions to the Effective Date shall have been satisfied, as evidenced in writing by the Agent.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BORROWER

Borrower represents and warrants to each Lender as follows:

4.1      CORPORATE EXISTENCE AND POWER

                  Borrower and each Subsidiary are corporations duly incorporated, validly existing and in good standing under the laws of their respective jurisdictions of incorporation. Borrower and each Subsidiary are duly qualified to do business in each other jurisdiction where the nature of their respective activities or the ownership of their respective properties requires such qualification, except to the extent that failure to be so qualified does not have a material adverse effect on the business, operations or financial condition of the enterprise comprised of Borrower and its Subsidiaries taken as a whole. Borrower and each Subsidiary have full corporate power, authority and legal right to carry on their business as presently conducted, and to own and operate their properties and assets. Borrower has full corporate power, authority and legal right to execute, deliver and perform all Loan Documents to which it is a party.

         4.2      CORPORATE AUTHORIZATION

                  The execution, delivery and performance by Borrower of the Loan Documents and any borrowing hereunder and thereunder (i) have been duly authorized by all necessary corporate action of Borrower, 00 do not require any shareholder approval or the approval or consent of any trustee or the holders of any Indebtedness of Borrower or any subsidiary except such as have been obtained (certified copies thereof having been delivered to Agent), (iii) do not contravene any law, regulation, rule or order binding on Borrower or any subsidiary or its Articles of Incorporation or Bylaws, and (iv) do not contravene the provisions of or constitute a default under any indenture, mortgage, contract or other agreement or instrument to which Borrower or any Subsidiary is a party or by which Borrower or any Subsidiary or any of their properties may be bound or affected, except for a contravention or default by a Subsidiary that would not have a material adverse effect on the business, operations or financial condition of the enterprise comprised of Borrower and its Subsidiaries taken as a whole.

         4.3      GOVERNMENT APPROVALS, ETC.

No Government Approval or filing or registration with any Governmental Authority is required for the making and performance by Borrower of any Loan Document to which it is a party or in connection with any of the transactions contemplated hereby, except such as have been heretofore obtained and are in full force and effect (certified copies thereof having been delivered to Agent).

         4.4      BINDING OBLIGATIONS, ETC.

                  The Loan Documents have been duly executed and delivered by Borrower, and constitute the legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms.

         4.5      LITIGATION

                  There are no actions, proceedings, investigations, or claims against or affecting Borrower or any Subsidiary now pending before any court, arbitrator or Governmental Authority (nor to the knowledge of Borrower has any thereof been threatened nor does any basis exist therefor) which has a reasonable likelihood of being determined adversely to Borrower or any Subsidiary and which, if so determined, would be likely to have a material adverse effect on the business, operations or financial condition of the enterprise comprised of Borrower and its Subsidiaries taken as a whole, or to result in a judgment or order against Borrower or any Subsidiary (in excess of insurance coverage) for more than $250,000 in any one case or $500,000 in the aggregate, except as reflected in the financial statements referred to in
Section 4.6.

         4.6      FINANCIAL CONDITION

                  The consolidated balance sheet of Borrower and its consolidated Subsidiaries as at December 31, 1997, and the related consolidated statements of income and cash flows of Borrower ' and its consolidated Subsidiaries for the fiscal year then ended, copies of which have been furnished to each Lender, fairly present the consolidated financial condition of Borrower and its consolidated Subsidiaries as at such date and the results of operations of Borrower and its consolidated Subsidiaries for the period then ended, all in accordance with generally accepted accounting principles consistently applied. Borrower and its consolidated Subsidiaries did not have on such date any contingent liabilities for Taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in that balance sheet and in the notes to those financial statements. Since that date, there has been no material adverse change in the business, operations or financial condition of the enterprise comprised of Borrower and its Subsidiaries taken as a whole.

         4.7      TITLE AND LIENS

                  Borrower and its Material Subsidiaries have good and marketable title to each of the properties and assets reflected in the balance sheet referred to in Section 4.6 (except such as are held under leases or have been since sold or otherwise disposed of in the ordinary course of business). No assets or revenues of Borrower or its Material Subsidiaries are subject to any Lien except as permitted under Section 6.3. All properties. of Borrower and its Subsidiaries and their use thereof comply with applicable zoning and use restrictions and with applicable laws and regulations relating to the environment, except for violations that do not have a material adverse effect upon the business, operations or financial condition of the enterprise comprised of Borrower and its Subsidiaries taken as a whole.

         4.8      TAXES

                  Borrower and its Material Subsidiaries have filed all tax returns and reports required of them, have paid all taxes which are due and payable or as to which there is no good faith contest or dispute as to the amount or validity of the assessment against Borrower and its Material Subsidiaries, and have provided adequate reserves for payment of any tax whose payment is being contested. All Subsidiaries that are not Material Subsidiaries have filed all tax returns and reports required of them, have paid all taxes which are due and payable or as to which there is no good faith contest or dispute as to the amount or validity of the assessment, and have provided adequate reserves for payment of any tax where payment is being contested, except in respect of taxes in an aggregate amount equal to or less than Ten Thousand Dollars ($10,000). The charges, accruals and reserves on the books of Borrower and its Subsidiaries in respect of taxes for all fiscal periods to date are accurate. There are no questions or disputes between Borrower or any Subsidiary and any Governmental Authority with respect to any taxes except as disclosed in the balance sheet referred to in Section 4.6 or otherwise previously disclosed to both Lenders in writing.

         4.9      OTHER AGREEMENTS

                  Neither Borrower nor any subsidiary is in breach of or default under any material agreement to which it is a party or which is binding on it or any of its assets, the breach of which agreement would have a material adverse effect upon the business, operations or financial condition of the enterprise comprised of Borrower and its Subsidiaries taken as a whole.

         4.10     FEDERAL RESERVE REGULATIONS

                  Neither Borrower nor any Subsidiary is engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying any margin stock (within the meaning of Federal Reserve Regulation U), and no part of the proceeds of any Loan will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock or for any other purpose that violates the applicable provisions of any Federal Reserve Regulation. Borrower will furnish on request to Agent a statement conforming with the requirements of Regulation U.

         4.11     ERISA

                  (a) The present value of all benefits vested under all Pension Plans did not, as of the most recent valuation date of such Pension Plans, exceed the value of the assets of the Pension Plans allocable to such vested benefits by an amount which would represent a potential material liability of Borrower and its Material Subsidiaries or affect materially the ability of Borrower to perform its obligations under the Loan Documents.

                  (b) No Plan or trust created thereunder, or any trustee or administrator thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 406 or Section 2003(a) of ERISA) which could subject such Plan or any other Plan, any trust created thereunder, or any trustee or administrator thereof, or any party dealing with any Plan or any such trust to the tax or penalty on prohibited transactions imposed by Section 502 or Section 2003(a) of ERISA.

                  (c) No Pension Plan or trust created thereunder has been terminated, and there have been no "reportable events" (as that term is defined in Section 4043 of ERISA) since the effective date of ERISA.

                  (d) No Pension Plan or trust created thereunder has incurred any "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA) whether or not waived, since the effective date of ERISA.

                  (e) Neither Borrower nor any Material Subsidiary is now, nor has it been, a party to or had any employees who are covered by any multi-employer pension or benefit plan.

                  (f) The required allocations and contributions to Pension Plans will not violate Section 415 of the Internal Revenue Code.

         4.12     SUBSIDIARIES

                  In respect of Subsidiaries, Exhibit D to this Agreement sets forth as of the date of this Agreement the authorized capitalization of each Material Subsidiary, the number of shares of each class of capital stock issued and outstanding of each Material Subsidiary, and the number and percentage of outstanding shares of each such class of capital stock owned by Borrower or by any Material Subsidiary, and describes the Material Subsidiaries as of the Effective Date. Exhibit D sets forth the name and address of each Subsidiary and the percentage of outstanding shares owned by Borrower. Borrower will promptly notify Lender in writing of any change in the identity of the Material Subsidiaries, which will be subject to Lenders' approval. The outstanding shares of each Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable. Borrower and each Subsidiary owns beneficially and of record and has good title to all the shares it is listed as owning on Exhibit D, free and clear of any Lien.

         4.13     REPRESENTATIONS AS A WHOLE

                  This Agreement, the financial statements referred to in Section. 4.6, and all other instruments, documents, certificates and statements furnished to the Lender by Borrower, taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained herein or therein not misleading.

         4.14     YEAR 2000 COMPLIANCE

         Borrower has developed and budgeted for a comprehensive program to address the "Year 2000 problem" (that is, the inability of computers, as well as embedded microchips in non-computing devices, to perform properly date-sensitive functions with respect to certain dates prior to and after December 31, 1999). Borrower has implemented that program substantially in accordance with its timetable and budget and reasonably anticipates that it will substantially avoid the Year 2000 problem as to all computers, as well as embedded microchips in non-computing devices, that are material to Borrower's business, properties, or operations. Borrower has developed feasible contingency plans adequately to ensure uninterrupted and unimpaired business operation in the event of failure of its own or a third party's systems or equipment due to the Year 2000 problem, including those of vendors, customers, and suppliers, as well as a general failure of or interruption in its communications and delivery infrastructure.

ARTICLE 5
AFFIRMATIVE COVENANTS OF BORROWER

         So long as Lenders shall have any Commitment hereunder and until payment in full of each Loan and Note and performance of all other obligations of Borrower under the Loan Documents, Borrower agrees that all of the following shall be done unless each Lender shall otherwise consent in writing:

         5.1      USE OF PROCEEDS

                  Borrower will use the proceeds of the Loan exclusively for general corporate purposes subject to the provisions of this Agreement.

         5.2      PRESERVATION OF CORPORATE EXISTENCE, ETC.

                  Borrower will cause to be done all things necessary to preserve and maintain the corporate existence, franchises and privileges of Borrower in Washington, and all other Material Subsidiaries in their respective jurisdictions of incorporation. Borrower will qualify, and thereafter remain qualified, and will cause each Material Subsidiary to qualify and remain qualified as a foreign corporation in each jurisdiction where such qualification is necessary or advisable in view of Borrower's or such Material Subsidiary's business and operations or the ownership of its properties.

         5.3      VISITATION RIGHTS

                  At any reasonable time, and from time to time, upon reasonable notice, Borrower will permit Lenders to examine and make copies of and abstracts from the records and books of account of and to visit the properties of Borrower and its Material Subsidiaries and to discuss the affairs, finances and accounts of Borrower and its Material Subsidiaries with its chief executive officer, chief financial officer or other principal financial officer, if any.

         5.4      KEEPING OF BOOKS AND RECORDS

                  Borrower will keep and will cause its Subsidiaries to keep adequate records and books of account in which complete entries will be made, in accordance with generally accepted accounting principles consistently applied, reflecting all financial transactions of Borrower and its Subsidiaries.

         5.5      MAINTENANCE OF PROPERTY, ETC.

                  Borrower will maintain and preserve and will cause its Subsidiaries to maintain and preserve all of their properties in good working order and condition, ordinary wear and tear excepted, and Borrower will, and will cause its Su ' bsidiaries to from time to time make all needed repairs, renewals or replacements so that the efficiency of such properties shall be fully maintained and preserved; and Borrower and its Subsidiaries will also maintain its rights and interests in all patents, copyrights, and other intellectual property owned or licensed by Borrower or any such Subsidiary, provided that Borrower shall not be required to comply with this Section 5.5 if failure to comply would not be likely to have a material adverse effect on the business, operations or financial condition of the enterprise comprised of Borrower and its Subsidiaries taken as a whole.

         5.6      COMPLIANCE WITH LAWS, ETC

                  Borrower will comply and will cause each Subsidiary to comply in all material respects with all laws, regulations, rules, and orders of Governmental Authorities applicable to Borrower and its subsidiaries or to their operations or property, except any thereof whose validity is being contested in good faith by appropriate proceedings upon stay of execution of the enforcement thereof.

         5.7      OTHER OBLIGATIONS

         Borrower will and will cause each Subsidiary to pay and discharge before the same shall become delinquent all Indebtedness, all taxes and all other obligations for which Borrower or its Subsidiaries are liable or to which their income or property is subject (except to the extent that failure to pay such other obligations would not be likely to have a material adverse effect upon the business, operations or financial condition of the enterprise comprised of Borrower and its Subsidiaries taken as a whole), and all claims for labor and materials or supplies which, if unpaid, might become by law a lien upon assets of Borrower or its Subsidiaries, except any thereof whose validity or amount is being contested in good faith by Borrower or its Subsidiaries in appropriate proceedings with provision having been made to the reasonable satisfaction of Agent for the payment thereof in the event the contest is determined adversely to Borrower or its Subsidiaries.

         5.8      INSURANCE

                  Borrower will keep and will cause its Material Subsidiaries to keep in force upon all of their properties and operations policies of insurance carried with responsible companies in such amounts and covering all such risks as shall be customary in the industry and reasonably satisfactory to Agent and Lenders, with all policies covering tangible Collateral to name Agent as loss payee, as its interest may appear. Borrower will on request furnish to Agent certificates of insurance or duplicate policies evidencing such coverage.

         5.9      FINANCIAL INFORMATION

                  Borrower will deliver to Agent and to each Lender:

                  (a) As soon as available and in any event within 100 days after the end of each fiscal year of Borrower, the consolidated balance sheet of Borrower and its consolidated Subsidiaries as of the end of such fiscal year, the related consolidated statements of income, the related consolidated statements of cash flows, and the related consolidated statements of shareholders' equity of Borrower and its consolidated Subsidiaries for such year, setting forth in comparative form the corresponding consolidated figures for the appropriate periods in the preceding fiscal year, accompanied by an audit report of the consolidated balance sheet, statements of income and cash flows and statement of shareholders' equity of Borrower and its consolidated Subsidiaries for such year by independent certified public accountants of recognized standing selected by Borrower (which reports shall be prepared in accordance with generally accepted accounting principles consistently applied and shall not be qualified by reason of restricted or limited examination of any material portion of Borrower's and the Subsidiaries' records and shall contain no disclaimer of opinion or adverse opinion except such as Lenders in their sole discretion determine to be immaterial);

                  (b) As soon as available and in any event within 50 days after the end of each of the first three fiscal quarters of Borrower each fiscal year, the internally prepared unaudited consolidated balance sheet and the related consolidated statements of income and cash flows of Borrower and its consolidated Subsidiaries as of the end of such fiscal quarter (and for the period from the beginning of the fiscal year to the end of such fiscal quarter), setting forth in comparative form the corresponding consolidated figures for the appropriate periods in the preceding fiscal year, accompanied by a certificate of the chief executive officer, chief financial officer or other principal financial officer of Borrower that such unaudited consolidated balance sheet and statement of income and cash flows have been prepared in accordance with generally accepted accounting principles consistently applied and present fairly the financial position and the results of operations of Borrower and its consolidated Subsidiaries as of the end of and for such fiscal quarter and that since the fiscal year-end report referred to in clause
(a) there has been no material adverse change in the financial condition or operations of Borrower and its consolidated Subsidiaries as shown on the consolidated balance sheet as of said date;

                  (c) Concurrently with the financial statements delivered pursuant to Sections 5.9(a) and 5.9(b), a Compliance Certificate;

                  (d) as soon as available and in any event within 15 days after the e month, W the internally-prepared unaudited consolidated balance sheets and consolidated statements of income and cash flows of Borrower as of the end of such month; and (ii) Borrowing Base Certificate as at the end of such month.

                  (e) All other statements, reports and other information as either Lender may reasonably request concerning the financial condition and business affairs of Borrower and its subsidiaries; and

                  (f) As soon as required to be filed, all 10Ks, 10Qs, 8Ks, annual reports, quarterly reports, and other filings or submittals made to shareholders or to the Securities and Exchange Commission.

         5.10     NOTIFICATION

                  Promptly after learning thereof, Borrower will notify Agent of (a) the details of any action, proceeding, investigation or claim against or affecting Borrower or any Subsidiary instituted before any court, arbitrator or Governmental Authority or, to Borrower's knowledge threatened to be instituted, which, if determined adversely to Borrower or any Subsidiary would be likely to have a material adverse effect on the business, operations or financial condition of the enterprise comprised of Borrower and its Subsidiaries taken as a whole or to result in a judgment or order against Borrower or any Subsidiary (in excess of insurance coverage) for more than $250,000 or, when combined with all other pending or threatened claims, more than $500,000; (b) any substantial dispute between Borrower or any Subsidiary and any Governmental Authority which, if determined adversely to Borrower or any Subsidiary would be likely to have a material adverse effect on the business, operations or financial condition of the enterprise comprised of Borrower and its Subsidiaries taken as a whole; (c) any labor controversy which has resulted in or, to Borrower's knowledge, threatens to result in a strike which would materially affect the business operations of Borrower; (d) if Borrower or any member of the Controlled Group gives or is required to give notice to the PBGC of any "reportable event" (as defined in subsections (b
(1), (2), (5) or (6) of Section 4043 of ERISA) with respect to any Plan (or the Internal Revenue Service gives notice to the PBGC of any "reportable event" as defined in subsection (c) (2) of Section 4043 of ERISA and Borrower obtains knowledge thereof) which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; and (e) the occurrence of any Potential Event of Default or Event of Default.

         5.11     ADDITIONAL PAYMENTS; ADDITIONAL ACTS

                  From time to time, Borrower will (a) pay or reimburse Agent and Lenders on request for all reasonable expenses, including but not limited to legal fees (including the allocated cost of in-house counsel), actually incurred by Agent or Lenders in connection with the preparation of the Loan Documents and all amendments thereto and waivers of provisions thereof, or the making of any Loan or the administration of the transactions described in the Loan Documents (including the reasonable costs of periodic collateral evaluation reviews) or the enforcement by judicial proceedings or otherwise of any of the rights of Lenders under the Loan Documents; M obtain and promptly furnish to Agent evidence of all such Government Approvals as may be required to enable Borrower to comply with its obligations under the Loan Documents; and (c) execute and deliver all such instruments and perform all such other acts as Agent may reasonably request to carry out the transactions contemplated by this Agreement.

         5.12     WORKING CAPITAL

                  Borrower and its consolidated Subsidiaries shall have, at the end of each fiscal quarter, a ratio of current assets to current liabilities of at least 1.50 to 1, and a difference between current assets and current liabilities of at least $45,000,000. For purposes of this section, (a) current assets shall not include (i) any deferred assets other than prepaid items such as insurance, taxes, or other similar items or those deferred against a current contract, or (ii) any accounts receivable, loans or other amounts due from corporations, joint ventures, partnerships and other entities which are Subsidiaries or otherwise affiliated with Borrower, other than accounts receivable generated from the sale of Borrower's products in arm's length transactions with such corporations, joint ventures, partnerships and other entities and occurring in the ordinary course of Borrower's business, and (b) current liabilities shall include all outstanding Loans (excluding Letters of Credit), together with accrued but unpaid interest thereon but shall not include any portion of Subordinated Debt.

         5.13     TOTAL DEBT TO TANGIBLE CAPITAL RATIO

                  Borrower and its consolidated Subsidiaries shall have, at the end of each fiscal quarter:

                  (a) a ratio of Total Debt to EBITDA, determined on a trailing four-quarter basis, of no more than 5.20 to 1 for quarter ending September 30, 1998, 5.95 to 1 for quarter ending December 31, 1998, 5.40 to 1 for quarter ending March 30, 1999, 4.80 to 1 for quarter ending June 30, 1999, and 3.75 to 1 for quarter ending September 30, 1999; and

                  (b) a Tangible Capital of not less than $150,000,000, increasing at the end of each fiscal quarter, beginning quarter ending September 30, 1998, by 50% of net income earned during (without reduction for net losses), plus 75% of new equity contributed during, the quarter then ending.

         "Total Debt" means total debt of Borrower and its Subsidiaries, on a consolidated basis, for borrowed money or funded debt including, but not limited to, short-term borrowings, mortgage notes payable, convertible subordinated debt, and project financing, being categories of debt shown on Borrower's December 31, 1997 balance sheet. "Tangible Capital" means the difference between
(a) the sum of (i) shareholders' equity in Borrower and its consolidated subsidiaries as of such date of determination (such figure to reflect a deduction for all loans and advances to Borrower's and its Subsidiaries' officers and employees for purchase of Borrower's and its Subsidiaries' stock, as applicable), plus (ii) to the extent not included in such shareholders' equity, Subordinated Debt and (b) the sum of W all assets which should be classified as intangible assets, such as goodwill, patents, trademarks, copyrights, franchises, unamortized debt discount, research and development costs and deferred charges (unless deferred against a current contract), (ii) capitalized software costs, and (iii) "other assets" as presently reported on Borrower's balance sheet as non-current assets, other than (i.e., excluding) long-term accounts receivable from utility customers under Outsourcing Contracts. "EBITDA" means earnings before interest expense, taxes, depreciation, and amortization, on a consolidated basis, for Borrower and its Subsidiaries, with the lesser of (A) $4,084,000, or (B) all restructuring charges (as such term is defined in accordance with GAAP), to be excluded from the calculation of earnings.

ARTICLE 6
NEGATIVE COVENANTS OV BORROWER

         So long as Lenders shall have any Commitment hereunder and until payment in full of each Loan and Note and performance of all other obligations of Borrower under the Loan Documents, Borrower agrees that none of the following shall be done, unless each Lender shall otherwise consent in writing.

         6.1      LIQUIDATION, MERGER, SALE OF ASSETS

                  Borrower shall not, and shall cause its Material Subsidiaries not to (a) liquidate or dissolve, (b) enter into any material merger or consolidation except that any Material subsidiary may merge or consolidate into any other Subsidiary or into Borrower, nor (c) sell, lease, or dispose of such portion of their business or assets (excepting sales of goods in the ordinary course of business) as constitutes in the reasonable opinion of Agent a substantial portion thereof; provided, that, notwithstanding this provision, Borrower shall be permitted to sell its accounts receivable generated from Outsourcing Contracts.

         6.2      INDEBTEDNESS, GUARANTIES, ETC.

                  Borrower shall not, and shall cause its Subsidiaries not to, create, incur, assume, permit to exist, or otherwise become committed for any Indebtedness, nor assume, guaranty, endorse or otherwise become directly or contingently liable for, nor obligated to purchase, pay or provide funds for payment of, any obligation or Indebtedness of any other person, except by endorsement of negotiable instruments for deposit or collection or by similar transactions in the ordinary course of business. Notwithstanding the foregoing, Borrower and its Subsidiaries may incur Subordinated Debt and nonrecourse indebtedness without limit; may obtain performance bonds in an unlimited amount to support its obligations and those of its Subsidiaries with regard to outsourcing Contracts and Turnkey Contracts; may maintain Indebtedness existing as of the Effective Date, or any refinance of such Indebtedness without an increase in the unpaid principal amount thereof; and shall in addition be permitted to incur and guaranty outstanding Indebtedness not exceeding $7,500,000 in the aggregate (excluding performance bond obligations), provided that the proceeds of all such new Indebtedness (other than performance bonds and the proceeds of foreign currency loans made by a Lender or commercial or standby letters of credit issued by a Lender) are used to pay down the Loans; and Borrower and any Subsidiary may guaranty the Indebtedness of one another.

         6.3      LIENS

                  Borrower shall not, and shall cause its Material Subsidiaries not to, create, assume or suffer to exist any Lien except (i) Liens in favor of Agent, 00 a Lien to Pentzer Development Company in the original principal amount of $6,440,000 to finance acquisition of Borrower's corporate headquarters and manufacturing facility in Spokane, Washington or any lien to secure a refinance of such indebtedness on substantially the same or better terms, (iii) Liens on fixed assets used in carrying out Outsourcing Contracts, (iv) Liens on long-term contract receivables generated from Outsourcing Contracts, (v) Liens to secure Indebtedness for the deferred price of property, but only if they are limited to such property and its proceeds and do not exceed 80% of the fair market value thereof (or, in the case of purchase money financing for personal property, do not exceed 100% of the fair market value thereof), and (vi) other Liens securing obligations owing to either one or both Lenders.

         6.4      OPERATIONS

                  Borrower shall not, and shall cause its Material Subsidiaries not, to engage in any activity which is substantially different from or unrelated to their present business activities nor discontinue any portion of their present business activities which constitutes a substantial portion thereof.

         6.5      PERMISSIBLE LOANS

                  Borrower shall not make any loan or advance to any Person other than (a) advances made in the ordinary course of business; (b) loans to Subsidiaries, and to joint ventures of which Borrower is a partner, not exceeding $ 10,000,000 in the aggregate; and (c) loans to Subsidiaries in any amount if such Subsidiary provides to Lender prior to the disbursement of such loan a limited guaranty of the Obligations, in the form of Exhibit E hereto, limited in principal amount to the principal amount of such loan. Upon repayment to Borrower of any such Subsidiary loan, Lender shall, upon request by Borrower, release such guaranty.

         6.6      CONTRACTS

                  Borrower shall not, and shall cause its Material Subsidiaries not to, enter into any significant contracts or other agreements except in the usual course of its business.

         6.7      SECURITIES

                  Borrower shall not, and shall cause its Material Subsidiaries not to, issue, sell, or otherwise distribute any stock, bond, note, or debenture or other security of Borrower and its Subsidiaries EXCEPT (i) common or preferred stock (or warrants or options therefor), 00 notes or other debt instruments evidencing Indebtedness Permitted by this Agreement, and (iii) securities of any Subsidiary that are issued to Borrower.

         6.8      ERISA COMPLIANCE

                  Neither Borrower nor any Plan will:

                  (a) engage in any "prohibited transaction" (as such term is defined in Section 406 or Section 2003(a) of ERISA);

                  (b) incur any "accumulated funding deficiency" (as such tern Section 302 of ERISA) whether or not waived;

                  (c) terminate any Pension Plan in a manner which could result in the imposition of a Lien on any property of Borrower or any member of the Controlled Group pursuant to Section 4068 of ERISA; or

                  (d) violate state or federal securities laws applicable to any Plan which may result in material liability to Borrower or any member of the Controlled Group.

         6.9      PAYMENTS ON SUBORDINATED DEBT; PREPAYMENTS OF INDEBTEDNESS

                  Except in the case of Borrower's 6 3/4% Convertible Subordinated Notes Due 2004, Borrower will not make any payments on Subordinated Debt or prepayments of principal of any Indebtedness during any period when a Potential Event of Default or an Event of Default has occurred and is continuing or would be caused by such act. In the case of Borrower's 6 3/4% Convertible Subordinated Notes Due 2004, Borrower will not make any payment of principal or interest during any period when an Event of Default pursuant to Section 7.1 (a) has occurred and is continuing. Additionally, Borrower shall not repay any Subordinated Debt which, at the end of the preceding calendar quarter, was necessary to Borrower's compliance with Section 5.13.

ARTICLE 7
EVENTS OF DEFAULT

         7.1      EVENTS OF DEFAULT

                  The occurrence of any of the following events shall constitute an "Event of Default" hereunder:

                  (a) PAYMENT DEFAULT. Borrower shall fail to pay, within five (5) calendar days of when due, any amount of principal of or interest on any Loan or Note or any commitment fees due hereunder or, within 30 days after notice from Agent, any other amount payable to Agent or Lenders hereunder; or

                  (b) BREACH OF WARRANTY. Any representation or warranty made by Borrower in any Loan Document shall prove to have been incorrect in any material respect when made and shall prove to be material in any respect when discovered, or any of Borrower's representations regarding the "year 2000 problem" cease to be true, whether or not true when made, and as a result Lenders reasonably believe that Borrower's financial condition or its ability to pay its debts as they come due will thereby be materially impaired; or

                  (c) BREACH OF CERTAIN COVENANTS. Any provision of Sections 5.2 or 6.1 shall not have been complied with; or

                  (d) BREACH OF OTHER COVENANTS. Any other covenant or obligation of Borrower in any Loan Document, except Section 5.7 of this Agreement to the extent Section 5.7 relates to delinquent Indebtedness, shall not have been complied with and such failure shall remain unremedied for 30 days after written notice thereof shall have been given to Borrower by Agent; VOVIDED that Lenders shall not unreasonably or arbitrarily withhold consent to an extension of such period if corrective action is initiated within such period and is being diligently pursued by Borrower; or

                  (e) CROSS-DEFAULT. Borrower or any Subsidiary shall fail in respect of Indebtedness having an aggregate outstanding balance of $500,000 (i) to pay when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) any such Indebtedness (except any Loan) or any interest or premium thereon and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness, or (ii) to perform any term or covenant on its part to be performed under any agreement or instrument relating to any such Indebtedness and required to be performed and such failure shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such failure to perform is to accelerate or to permit the acceleration of the maturity of such Indebtedness, or (iii) any such Indebtedness shall be declared to be due and payable or required to be prepaid (other than by regularly scheduled required prepayment) prior to the stated maturitv thereof; or

                  (f) VOLUNTARY BANKRUPTCY, ETC. Borrower or any Subsidiary shall: (1) file a petition seeking relief for itself under Title 11 of t he United States Code, as now constituted or hereafter amended, or file an answer consenting to, admitting the material allegations of or otherwise not controverting, or fail timely to controvert a petition filed against it seeking relief under Title 11 of the United State Code, as now constituted or hereafter amended; or (2) file such petition or answer with respect to relief under the provisions of any other now existing or future applicable bankruptcy, insolvency, or other similar law of the United States of America or any State thereof or of any other country or jurisdiction providing for the reorganization, winding-up or liquidation of corporations or an arrangement, composition, extension or adjustment with creditors; or

                  (g) INVOLUNTARY BANKRUPTCY, ETC. An order for relief shall be entered against Borrower or any Subsidiary under Title 11 of the United States Code, as now constituted or hereafter amended, which order is not stayed within 90 days; or upon the entry of an order, judgment or decree by operation of law or by a court having jurisdiction in the premises which is not stayed adjudging it a bankrupt or insolvent under, or ordering relief against it under, or approving as properly filed a petition seeking relief against it under the provisions of any other now existing or future applicable bankruptcy, insolvency or other similar law of the United States of America or any State thereof or of any other country or jurisdiction providing for the reorganization, winding-up or liquidation of corporations or any arrangement, composition, extension or adjustment with creditors, or appointing a receiver, liquidator, assignee, sequestrator, trustee or custodian of Borrower or any Subsidiary or of any substantial part of its property, or ordering the reorganization, winding-up or liquidation of its affairs, or upon the expiration of 120 days after the filing of any involuntary petition against it seeking any of the relief specified in Section 7.1 (f) or this Section 7.1 (g) without the petition being dismissed prior to that time; or

                  (h)      INSOLVENCY, ETC. Borrower or any Subsidiary shall
(i) make a general assignment for the benefit of its creditors or (ii) consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, or custodian of all or a substantial part of the property of Borrower or any Subsidiary, or (iii)'admit its insolvency or inability to pay its debts generally as they become due, or (iv) fail generally to pay its debts as they become due, or (v) take any action (or suffer any action to be taken by its directors or shareholders) looking to the dissolution or liquidation of Borrower or any Subsidiary; or

                  (i) JUDGMENT. A final judgment or order for the payment of money in (excess of insurance coverage) for more than $250,000 in any one case or $500,000 in the aggregate shall be rendered against Borrower or any Subsidiary and such judgment or order shall continue unsatisfied and in effect for a period of 90 consecutive days without having been appealed and stayed; or

                  (j) CONDEMNATION. Such portion of the property of Borrower or any Subsidiary as in the opinion of Agent constitutes a substantial portion shall be condemned, seized or appropriated, and such condemnation, seizure or appropriation shall be likely to have a material adverse effect on the business, operations or financial condition of the enterprise comprised of Borrower and its Subsidiaries taken as a whole; or

                  (k) OTHER GOVERNMENT ACTION. Any act of any Governmental Authority shall (in the opinion of Agent) deprive Borrower or any Subsidiary of any right, privilege or franchise, or restrict the exercise thereof, the deprivation or restriction of which shall have a material adverse effect on the business, operations or financial condition of the enterprise comprised of Borrower and its Subsidiaries taken as a whole, and such act shall not be revoked or rescinded within sixty (60) days after it shall have become effective or within thirty (30) days after notice from Agent, whichever first occurs; or

                  (1) ERISA. Borrower or any member of the Controlled Group shall fail to pay when due an amount or amounts aggregating in excess of $500,000 which it shall have become liable to pay to the PBGC or to a Plan under
Section 515 of ERISA or Title IV of ERISA; or notice of intent to terminate a Plan or Plans (other than a multi-employer plan, as defined in Section 4001(3) of ERISA), having aggregate unfunded vested liabilities in excess of $500,000 shall be filed under Title IV of ERISA by Borrower, any member of the Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate any such Plan or Plans; or

                  (m)      CHANGE OF CONTROL. There occurs a Change of Control.

         7.2 CONSEQUENCES OF DEFAULT. If any Event of Default shall occur and be continuing, then in any such case and at any time thereafter so long as any such Event of Default shall be continuing, Agent will at the request of both Lenders immediately terminate the Commitments and, if any Loan shall have been made, Agent will at the request of both Lenders declare the principal of and the interest on any Loan and any Note and all other sums payable by Borrower hereunder or thereunder to be immediately due and payable, whereupon the same shall become immediately due and payable without protest, presentment, notice or demand, all of which Borrower expressly waives. In such event, Agent may proceed to exercise all of its legal and equitable remedies on behalf of Lenders, including but not limited to commencing to realize on any or all Collateral by any available means.

ARTICLE 8
AGENT

         8.1      AUTHORIZATION AND ACTION

                  Each Lender hereby appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Agent by the terms hereof, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for in this Agreement, including enforcement or collection of the Notes, Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining) upon the instructions of both Lenders, except that Agent shall not be required to take any action which exposes Agent to personal liability or which is contrary to this Agreement or applicable law. Each Lender and holder of a Note shall execute and deliver such additional instruments, including powers of attorney in favor of Agent, as may be required by applicable law to enable Agent to exercise its powers hereunder.

         8.2      DUTIES AND OBLIGATIONS

                  (a) Neither Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or any of them under or in connection with this Agreement except for its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, Agent (i) may treat the payee of any Note as the holder thereof until Agent receives written notice of the assignment thereof signed by such payee and a written agreement of the assignee that it is bound hereby as it would have been had it been an original party hereto, in each case in form satisfactory to Agent; (ii) may consult with legal counsel (including counsel for Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such experts;
(iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement or in any instrument or document furnished pursuant hereto; (iv) shall not have any duty to ascertain or to inquire as to the performance of any of the terms, covenants, or conditions of this Agreement on the part of Borrower or as to the use of the proceeds of any Loan or, unless the officers of Agent active in their capacity as officers of Agent on Borrower's account have actual knowledge thereof or have been notified in writing thereof by a Lender, the existence or possible existence of any Potential Event of Default or any Event of Default; M shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, effectiveness, or value of this Agreement or of any instrument or document furnished pursuant hereto; and (vi) shall incur no liability under or in respect to this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, telecopy, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties or by acting upon any representation or warranty of Borrower deemed to be made hereunder;

                  (b) Agent will account to each Lender for its Pro Rata Share of payments of principal, interest and commitment fees received by Agent from Borrower and will remit to Lenders entitled thereto all of the payments received hereunder from Borrower for the account of Lenders. Agent will transmit to each Lender copies of documents received from Borrower or others pursuant to the requirements of this Agreement.

         8.3      DEALINGS BETWEEN AGENT AND BORROWER

                  With respect to its Commitment, the Loan made by it, and the
Note issued to it, Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise the

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

same as though it were not Agent, and the term "Lender" shall unless otherwise expressly indicated include Agent in its individual capacity. Agent may accept deposits from, lend money to, act and generally engage in any kind of business with Borrower and any person which may do business with Borrower, all as if Agent were not Agent hereunder and without any duty to account therefor to Lenders.

         8.4      LENDER CREDIT DECISION

                  Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender and based upon such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender and based upon such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

         8.5      INDEMNIFICATION

                  Lenders agree to indemnify Agent (to the extent not reimbursed by Borrower) ratably according to their respective Commitments from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in any way relating to or arising out of this Agreement or any action taken or omitted by Agent under this Agreement, except any such as result from Agent's gross negligence or willful misconduct. Without limiting the foregoing, each Lender agrees to reimburse Agent promptly on demand for its ratable share of any out-of-pocket expenses, including Attorney Costs, incurred by Agent in connection with the administration or enforcement of or the preservation of any rights under this Agreement (to the extent that Agent is not reimbursed for such expenses by Borrower).

         8.6      SUCCESSOR AGENT

                  Agent may resign at any time by giving written notice thereof to Lenders and Borrower and may be removed at any time with or without cause by both Lenders. Upon any such resignation or removal, Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agents' giving of notice of resignation or Lenders' removal of the retiring Agent, then the retiring Agent may on behalf of Lenders, appoint a successor Agent, which shall be a bank organized under the laws of the United States or of any state thereof, or any affiliate of such bank, and having a combined capital and surplus of at least $25,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this Article 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor agent is appointed within 30 days, the resigning agent's resignation shall nevertheless become effective and the Lenders shall perform the activities of the Agent.

         8.7      RISK PARTICIPATION

                  Each Lender agrees for the benefit of Agent that it hereby purchases a risk participation in each Letter of Credit and any unreimbursed Letter of Credit draws equal to its respective Pro Rata Share of the outstanding balance of such Letters of Credit plus the aggregate unreimbursed Letter of

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

Credit draws. Upon the occurrence of a draw under a Letter of Credit which is not reimbursed by Borrower to Agent on the same Business Day, each Lender shall fund to Agent, pursuant to this risk participation, such Lender's Pro Rata Share of the aggregate unreimbursed Letter of Credit draws. Prior to its funding under this Section, Lenders shall have no interest in any transaction fees, principal, interest, fees, or expenses due to Agent with regard to the Letters of Credit, except (a) those accruing after the date such participation is funded, and (b) such Lender's Pro Rata Share of the issuance fees for the Letters of Credit.

ARTICLE 9
MISCELLANEOUS

         9.1      NO WAIVER; REMEDIES CUMULATIVE

                  No failure by Agent or any Lender to exercise, and no delay in exercising, any right, power or remedy under this Agreement or any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, power, or remedy. The exercise of any right, power, or remedy shall in no event constitute a cure or waiver of any Event of Default nor prejudice the right of Agent or any Lender in the exercise of any right hereunder or thereunder, unless in the exercise of such right, all obligations of Borrower under the Loan Documents are paid in full. The rights and remedies provided herein and therein are cumulative and not exclusive of any right or remedy provided by law.

         9.2      GOVERNING LAW

                  This Agreement and any Note shall be governed by and construed in accordance with the laws of the State of Washington, U.S.A.

         9.3      CONSENT TO JURISDICTION; WAIVER OF IMMUNITIES

                  Borrower hereby irrevocably submits to the jurisdiction of any state or federal court sitting in Spokane, Spokane County, Washington, in any action or proceeding brought to enforce or otherwise arising out of or relating any to Loan Document. Nothing herein shall impair the right of Agent or any Lender to bring any action or proceeding against Borrower or its property in the courts of any other jurisdiction.

         9.4      NOTICES

                  All notices and other communications provided for in this Agreement shall be in writing or (unless otherwise specified) by telex, telecopy or telegram and shall be mailed or sent or delivered to each party at the address set forth under its name on the signature page hereof or on the signature page of any amendment hereto, or at such other address as shall be designated by such party in a written notice to each other party. Except as otherwise specified, all such notices and communications if duly given or made shall be effective upon receipt.

         9.5      ASSIGNMENT

                  This Agreement shall be binding upon and inure to the benefit of the parties and their respective Successors and assigns, except that Borrower may not assign or otherwise transfer all or any part of its rights or obligations hereunder without the prior written consent of Lenders, and any such assignment or transfer purported to be made without such consent shall be ineffective.

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

         9.6      SEVERABILITY

                  Any provision of this Agreement or any Note which is prohibited or unenforceable in any jurisdiction shall as to such jurisdiction be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. To the extent permitted by applicable law, the parties waive any provision of law which renders any provision hereof prohibited or unenforceable in any respect.

         9.7      INDEMNIFICATION

                  Whether or not the transactions contemplated hereby are consummated, Borrower shall indemnify, defend and hold the Agent-Related Persons, and each Lender and each of its respective officers, directors, employees, counsel, agents and attorneys-in-fact (each, an "Indemnified Person") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Loans and the termination, resignation or replacement of the Agent or replacement of any Lender) be imposed on, incurred by or asserted against any such person or entity in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein, or the transactions contemplated hereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any bankruptcy or insolvency proceeding or appellate proceeding) related to or arising out of this Agreement or the Loans or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the "Indemnified Liabilities"); PROVIDED, that Borrower shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities resulting solely from the gross negligence or willful misconduct of such Indemnified Person. The agreements in this Section shall survive payment of all Loans.




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

         9.8      CONDITIONS NOT FULFILLED

                  If the Commitment or any portion thereof is not borrowed owing to nonfulfillment of any condition precedent specified in Article 3, neither Borrower nor either Lender shall be responsible to the others for any damage or loss by reason thereof, except that Borrower shall in any event be liable to pay the fees, taxes, and expenses for which it is obligated hereunder.

         9.9      ENTIRE AGREEMENT AMENDMENT

                  This Agreement comprises the entire agreement of the parties and may not be amended or modified except by written agreement of Borrower, Agent and both Lenders. No provision of this Agreement may be waived except in writing and then only in the specific instance and for the specific purpose for which given.

         9.10     CONFLICTING AGREEMENTS

                  In the event of any conflict between the terms of this Agreement and the terms of any Note, the terms of this Agreement shall govern. .

         9.11     ORAL AGREEMENTS

                  Borrower is hereby given the following notice:

ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.





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

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers or agents thereunto duly authorized to be effective as of the Effective Date.

BORROWER:                               ITRON, INC.


                                        ---------------------------------------
                                        By
                                        Title

                                        Address:
                                        2818 N. SULLIVAN RD.
                                        SPOKANE, WA  99216
                                        ATTN:  TREASURER



LENDERS:                                BANK OF AMERICA NATIONAL TRUST AND
                                        SAVINGS ASSOCIATION

                                        ---------------------------------------
                                        By
                                        Title

                                        Address:
                                        U.S. CORPORATE GROUP - SEATTLE
                                        701 FIFTH AVE., 12TH FLOOR
                                        SEATTLE, WA  98104
                                        ATTN:



LENDERS:                                U.S. BANK NATIONAL ASSOCIATION

                                        ---------------------------------------
                                        By
                                        Title

                                        Address:
                                        1420 FIFTH AVE., FLOOR 11
                                        SEATTLE, WA  98101
                                        ATTN:



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

EXHIBITS:

Exhibit A - Form of Notice of Borrowing
Exhibit B - Form of Notice of Refinancing
Exhibit C - Form of Revolving Note
Exhibit D - List of Subsidiaries
Exhibit E - Form of Subsidiary Guaranty
Exhibit F - Commitment Amounts
Exhibit G - Form of Compliance Certificate
Exhibit H - Form of Borrowing Base Certificate
Exhibit I - Prepayment Fee Calculation










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